Exhibit 1

AngloGold Ashanti Limited

(Incorporated in the Republic of South Africa)

Reg. No. 1944/017354/06

ISIN. ZAE000043485 – JSE share code: ANG

CUSIP: 035128206 – NYSE share code: AU

(“AngloGold Ashanti” or the “Company”)

NEWS RELEASE

AngloGold Ashanti announces pricing of bond offering

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA OR JAPAN OR ANY OTHER STATE OR JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO DO SO.

(JOHANNESBURG) – AngloGold Ashanti is pleased to announce the pricing of an offering of US$700 million aggregate principal amount of 3.750% notes due 2030 (the “Notes”). Subject to customary conditions, the offering is expected to close on 1 October 2020. The Notes will be issued by AngloGold Ashanti Holdings plc (the “Issuer”), a wholly-owned subsidiary of the Company, and will be unsecured and fully and unconditionally guaranteed by the Company.

The net proceeds from the bond financing will be used to repay a portion of the outstanding borrowings under the US$1.4 billion multi-currency syndicated revolving credit facility, which will remain the Company’s primary short-term funding facility. In addition, the undrawn US$1.0 billion syndicated bridge loan facility, originally entered into in April 2020 to provide additional financial flexibility amid the uncertainty of the COVID-19 pandemic, will be automatically canceled in an amount equal to the net proceeds from the offering.

Barclays, BMO Capital Markets, BNP Paribas, BofA Securities, CIBC Capital Markets, Citigroup, Deutsche Bank, J.P. Morgan, RBC Capital Markets, Scotiabank and Standard Chartered Bank are joint bookrunners and ANZ is passive bookrunner for, and underwriters of, the offering.

The offering of the Notes will be made under the Company’s and the Issuer’s existing effective shelf registration statement on file with the U.S. Securities and Exchange Commission (the “SEC”), which is available online at www.sec.gov. A preliminary prospectus supplement and accompanying prospectus describing the terms of the offering and other information relating to the Company and the Issuer have been filed with the SEC. The shelf registration statement, the preliminary prospectus supplement and the accompanying prospectus and the final prospectus supplement, when available, may be obtained, free of charge, by calling AngloGold Ashanti North America Inc. at +1 (303) 889-0700 or by emailing WChancellor@AngloGoldAshanti.com; or by calling Barclays Bank PLC at +1 888 603 5847; or by calling BMO Capital Markets Corp. at +1 866 864 7760; or by calling BNP Paribas at +1 800 854 5674 or by emailing new.york.syndicate@bnpparibas.com; or by calling BofA Securities, Inc. at +1 800 294 1322 or by emailing dg.prospectus_requests@bofa.com; or by calling CIBC World Markets Corp. at +1 800 282 0822; or by calling Citigroup Global Markets Inc. at +1 800 831 9146; or by calling Deutsche Bank AG, London Branch at +44 207 545 4361 or by emailing prospectus.CPDG@db.com; or by calling J.P. Morgan Securities plc toll-free at +1 866 471 2526 or by emailing head_of_EMEA_DCMH@jpmorgan.com; or by calling RBC Capital Markets, LLC at +1 866 375 6829; or by calling Scotia Capital (USA) Inc. at +1 800 372 3930; or by calling Standard Chartered Bank at +44 207 885 8889; or by calling Australia and New Zealand Banking Group Limited at +1 800 477 9173.

The preliminary prospectus supplement is also available at:

https://www.sec.gov/Archives/edgar/data/1067428/000119312520250602/d944975d424b5.htm

The shelf registration statement is also available at:

https://www.sec.gov/Archives/edgar/data/1067428/000095015719000402/f3asr.htm

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy Notes, nor shall there be any offer or sale of the Notes described herein, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

The Notes described in this announcement are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

MiFID II professionals/ECPs-only/No PRIIPs KID — Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (“KID”) has been prepared as not available to retail in EEA or UK.

The offering as described in this announcement will not be addressed to the public in South Africa.

ENDS

Johannesburg

29 September 2020

JSE Sponsor: The Standard Bank of South Africa Limited

CONTACTS Media
Chris Nthite General inquiries	+27 11 637 6388 / +27 83 301 2481	cnthite@anglogoldashanti.com media@anglogoldashanti.com

Investors
Sabrina Brockman Yatish Chowthee Fundisa Mgidi	+1 646 880 4526 / +1 646 379 2555 +27 11 637 6273 / +27 78 364 2080 +27 11 637 6763 / +27 82 821 5322	sbrockman@anglogoldashanti.com yrchowthee@anglogoldashanti.com fmgidi@anglogoldashanti.com

Certain statements contained in this document, other than statements of historical fact, including, without limitation, those concerning the economic outlook for the gold mining industry, expectations regarding gold prices, production, total cash costs, all-in sustaining costs, all-in costs, cost savings and other operating results, return on equity, productivity improvements, growth prospects and outlook of AngloGold Ashanti’s operations, individually or in the aggregate, including the achievement of project milestones, commencement and completion of commercial operations of certain of AngloGold Ashanti’s exploration and production projects and the completion of acquisitions, dispositions or joint venture transactions, AngloGold Ashanti’s liquidity and capital resources and capital expenditures and the outcome and consequence of any potential or pending litigation or regulatory proceedings or environmental health and safety issues, are forward-looking statements regarding AngloGold Ashanti’s operations, economic performance and financial condition. These forward-looking statements or forecasts involve known and unknown risks, uncertainties and other factors that may cause AngloGold Ashanti’s actual results, performance or achievements to differ materially from the anticipated results, performance or achievements expressed or implied in these forward-looking statements. Although AngloGold Ashanti believes that the expectations reflected in such forward-looking statements and forecasts are reasonable, no assurance can be given that such expectations will prove to have been correct. Accordingly, results could differ materially from those set out in the forward-looking statements as a result of, among other factors, changes in economic, social and political and market conditions, the success of business and operating initiatives, changes in the regulatory environment and other government actions, including environmental approvals, fluctuations in gold prices and exchange rates, the outcome of pending or future litigation proceedings, any supply chain disruptions, any public health crises, pandemics or epidemics (including the COVID-19 pandemic), and other business and operational risks and other factors. For a discussion of such risk factors, refer to AngloGold Ashanti’s annual report on Form 20-F for the year ended 31 December 2019, which has been filed with the United States Securities and Exchange Commission (“SEC”), as well as the preliminary prospectus supplement dated 22 September 2020 to the prospectus dated 1 April 2019 which has also been filed with the SEC. These factors are not necessarily all of the important factors that could cause AngloGold Ashanti’s actual results to differ materially from those expressed in any forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. Consequently, readers are cautioned not to place undue reliance on forward-looking statements. AngloGold Ashanti undertakes no obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by applicable law. All subsequent written or oral forward-looking statements attributable to AngloGold Ashanti or any person acting on its behalf are qualified by the cautionary statements herein.

The information contained in this announcement has not been reviewed or reported on by AngloGold Ashanti’s external auditors.

Incorporated in the Republic of South Africa Reg No: 1944/017354/06

ISIN. ZAE000043485 – JSE share code: ANG CUSIP: 035128206 – NYSE share code: AU

Website: www.anglogoldashanti.com

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